EXHIBIT 99.1

PRESSRELEASE

                                                            www.caldive.com

Cal Dive International, Inc.  ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX 77060-3500  ·  281-618-0400  ·  fax: 281-618-0505

For Immediate Release	05-005

	Contact:	Wade Pursell
Date: March 15, 2005	Title:	Chief Financial Officer

Cal Dive Acquires Working Interest in Deepwater Discovery

HOUSTON, March 15 — Energy Resource Technology, Inc., (ERT), a wholly owned subsidiary of Cal Dive International, Inc. (Nasdaq: CDIS), has taken a 30% working interest in Telemark, a Deepwater discovery operated by Norsk Hydro USA Oil & Gas, Inc. which now owns a 70% working interest in the development. The Telemark development is located in 4,300 feet of water at Atwater Block 63 and was discovered in the year 2000 under the initial prospect name “Champlain.”

Norsk Hydro had already formed a project team, which will be located in Hydro’s office in Houston, Texas, and Cal Dive and ERT personnel will be actively working on the team. The project is currently in the preliminary engineering design phase of development.

Cal Dive Chairman and CEO, Owen Kratz, indicated, “Cal Dive is pleased to be working with Norsk Hydro who, like us, has a reputation for bringing speed and innovation to their development activities. Participation in this development is in-line with Cal Dive’s strategy to be a Production-Contractor through our unique mix of production and contracting expertise.”

Cal Dive and ERT have been active in the deepwater Gulf of Mexico during the past three years with their participation as a 20% working interest owner in the Gunnison Spar development, as well as innovative infrastructure ownership participation as a 50% owner of the Marco Polo TLP, and a 20% owner of the Independence Hub.

Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; as described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2003. We assume no obligation and do not intend to update these forward-looking statements.